Filed Pursuant to Rule 433

Registration No. 333-215833-02

March 26, 2018

PRICING TERM SHEET

(to Preliminary Prospectus Supplement dated March 26, 2018)

Issuer:	CenterPoint Energy Resources Corp.

Legal Format:	SEC Registered

Anticipated Ratings*:	Baa2/A-/BBB (Moody’s/S&P/Fitch)

Security:	3.55% Senior Notes due 2023	4.00% Senior Notes due 2028

Size:	$300,000,000	$300,000,000

Maturity Date:	April 1, 2023	April 1, 2028

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2018	April 1 and October 1, commencing October 1, 2018

Coupon:	3.55%	4.00%

Price to Public:	99.782%	99.942%

Benchmark Treasury:	2.625% due February 28, 2023	2.750% due February 15, 2028

Benchmark Treasury Yield:	2.628%	2.837%

Spread to Benchmark Treasury:	+97 basis points	+117 basis points

Re-offer Yield:	3.598%	4.007%

Optional Redemption:	Prior to March 1, 2023, greater of 100% or make-whole at a discount rate of Treasury plus 15 basis points (calculated to March 1, 2023); and on or after March 1, 2023, 100% plus, in either case, accrued and unpaid interest.	Prior to January 1, 2028, greater of 100% or make-whole at a discount rate of Treasury plus 20 basis points (calculated to January 1, 2028); and on or after January 1, 2028, 100% plus, in either case, accrued and unpaid interest.

CUSIP:	15189W AK6	15189W AL4

Trade Date:	March 26, 2018

Expected Settlement Date:	March 28, 2018

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

MUFG Securities Americas Inc.

Barclays Capital Inc.

J.P. Morgan Securities LLC

Regions Securities LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	Mischler Financial Group, Inc. The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.